Exhibit 2.1

Amendment No. 1 to BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement (this “Amendment”) is entered into as of February 14, 2023 (the “Amendment Effective Date”), by and among Minority Equality Opportunities Acquisition Inc., a Delaware corporation (“MEOA”), MEOA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MEOA (“Merger Sub”), and Digerati Technologies, Inc., a Nevada corporation (the “Company”).

Recitals

Whereas, MEOA, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of August 30, 2022 (as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may be amended by a written agreement signed by each of the Parties thereto; and

WHEREAS, MEOA, Merger Sub and the Company now desire to enter into this Amendment in order to amend the Business Combination Agreement in the manner set forth herein.

Now, Therefore, in consideration of the representations, warranties, covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

2. Amendment to Business Combination Agreement. The Business Combination Agreement is hereby amended as follows:

(a) The definition of “Aggregate Transaction Share Consideration” in Section 1.1 of the Business Combination Agreement is hereby deleted in its entirety.

(b) The definition of “Company Fully-Diluted Shares” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Company Fully-Diluted Shares” means the total number of Company Shares outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Shares basis, and including, without limitation or duplication, (a) the number of Company Shares issuable upon conversion of all shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time, (b) the number of Company Shares issuable upon exercise of all Company Options and Company Warrants, (c) the number of Company Shares issuable upon conversion into Company Shares of the shares of the common stock of T3 Communications, Inc., a Nevada corporation, held by stockholders other than the Company, and (d) the Restricted Shares.”

(c) The definition of “Equity Value” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Equity Value” means $71,080,810.”

(d) The definition of “Rollover Notes” in Section 1.1 of the Business Combination Agreement is hereby deleted in its entirety.

(e) The definition of “Rollover Note Amount” in Section 1.1 of the Business Combination Agreement is hereby deleted in its entirety.

(f) The definition of “Rollover Warrant Amount” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Rollover Warrant Amount” means the number of MEOA Shares to which each holder of a Company Warrant, other than the Bridge Loans Warrants, would be entitled hereunder at the Effective Time in respect of such Company Warrant if such Company Warrant were exercised in full (and not on a net-exercise basis) in exchange for Company Shares immediately prior to the Closing, which for avoidance of doubt shall be equal to the product of (x) the aggregate number of Company Shares into which all then outstanding Company Warrants are exercisable immediately prior to Closing and (y) the Exchange Ratio.”

(g) The definition of “Transaction Share Consideration” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Transaction Share Consideration” means an aggregate number of MEOA Shares equal to (a) the Equity Value, divided by (b) the MEOA Share Value. For the avoidance of doubt, Transaction Share Consideration shall be equal to 7,108,081 MEOA Shares, which amount is comprised of (x) the MEOA Shares issued to Company Stockholders on the Closing Date plus (y) the MEOA Shares issuable after the Closing Date upon exercise or conversion, as applicable, of Vested Rollover Options, Rollover Warrants (other than the Bridge Loan Warrants) and shares of Rollover Company Series A Preferred Stock.”

(h) A new definition is hereby added to Section 1.1 of the Business Combination Agreement as follows:

““Bridge Loan Warrants” means those certain warrants to purchase up to 13,534,535 Company Shares that the Company issued in total to four (4) bridge lenders in November 2022 and December 2022.”

(i) Section 2.3(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(c) the number of MEOA Shares that will be included in the Rollover Series A Preferred Stock Amount; and”

(j) Item (B) of the last paragraph of Section 2.3 of the Business Combination Agreement is hereby amended and restated as follows:

““(B) in no event shall the aggregate number of MEOA Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares exceed or be less than the portion of the Transaction Share Consideration to be issued to Company Stockholders on the Closing Date,”

(k) Item (F) of the last paragraph of Section 2.3 of the Business Combination Agreement is hereby amended and restated as follows:

““(F) [Intentionally Deleted],”

(l) Section 4.6(b) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““(b) After giving effect to the Merger and the transactions contemplated by this Agreement, the MEOA Shares issued to Company Stockholders on the Closing Date (i) will be duly authorized, validly issued, fully paid and non-assessable, (ii) will not be issued in violation of the Governing Documents of MEOA, and (iii) will not be subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the Company) and will not be issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.”

(m) The final paragraph at the end of Section 5.1(b) of the Business Combination Agreement is hereby amended to remove the following language: “(such notes, the “Rollover Notes”)”

3. Effect on the Business Combination Agreement. Except as specifically amended by this Amendment, the Business Combination Agreement shall remain in full force and effect, and the Business Combination Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the Amendment Effective Date, each reference in the Business Combination Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the Business Combination Agreement, as the case may be, shall be deemed to refer to the Business Combination Agreement or such provision as amended by this Amendment, unless the context otherwise requires.

4. Miscellaneous. The provisions of Sections 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.4 (Notices), 8.5 (Governing Law), 8.7 (Construction), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (WAIVER OF JURY TRIAL), 8.16 (Submission to Jurisdiction), and 8.17 (Remedies) of the Business Combination Agreement are incorporated by reference into this Amendment mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

In witness whereof, the undersigned have executed this Amendment No. 1 to Business Combination Agreement as of the date first set forth above.

MEOA:

MINORITY EQUALITY OPPORTUNITIES ACQUISITION INC.

By:	/s/ Shawn D. Rochester
	Name:	Shawn D. Rochester
	Title:	President & CEO

MERGER SUB:

MEOA MERGER Sub, Inc.

By:	/s/ Shawn D. Rochester
	Name:	Shawn D. Rochester
	Title:	President

COMPANY:

DIGERATI TECHNOLOGIES, Inc.

By:	/s/ Arthur L. Smith
	Name:	Arthur L. Smith
	Title:	President & CEO

[Signature Page to Amendment to Business Combination Agreement]

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